Exhibit 4.6

THIS WARRANT AND THE SHARES ISSUABLE HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

WARRANT TO PURCHASE SHARES OF COMMON STOCK

Company:	Macro Holding, Inc., a Delaware corporation
Number of Shares:	35,000
Class of Security:	Common Stock
Initial Exercise Price:	$4.00 per share
Issue Date:	July 12, 2002
Expiration Date:	July 12, 2009 (Subject to Article 4.1)

THIS WARRANT CERTIFIES THAT, in consideration of the payment of $1.00 and for other good and valuable consideration, COMERICA BANK-CALIFORNIA or its assignee (“Holder”) is entitled to purchase the number of fully paid and nonassessable Shares of the class of securities (the “Shares”) of Macro Holding, Inc. (the “Company”) at the initial exercise price per Share (the “Warrant Price”) all as set forth above and as adjusted pursuant to Article 2 of this warrant, subject to the provisions and upon the terms and conditions set forth in this warrant.

ARTICLE 1. EXERCISE.

1.1 Method of Exercise. Holder may exercise this warrant by delivering this warrant and a duly executed Notice of Exercise in substantially the form attached as Appendix 1 to the principal office of the Company. Unless Holder is exercising the conversion right set forth in Section 1.2, Holder shall also deliver to the Company a check for the aggregate Warrant Price for the Shares being purchased.

1.2 Conversion Right. In lieu of exercising this warrant as specified in Section 1.1, Holder may from time to time convert this warrant, in whole or in part, into a number of Shares determined by dividing (a) the aggregate fair market value of the Shares or other securities otherwise issuable upon exercise of this warrant minus the aggregate Warrant Price of such Shares by (b) the fair market value of one Share. The fair market value of the Shares shall be determined pursuant to Section 1.4

1.3 [Intentionally Deleted]

1.4 Fair Market Value. If the Shares are traded regularly in a public market, the fair market value of the Shares shall be the closing price of the Shares (or the closing price of the Company’s security into which the Shares are convertible) reported for the business day immediately before Holder delivers its Notice of Exercise to the Company. If the Shares are not regularly traded in a public market, the Board of Directors of the Company shall determine fair market value in its reasonable good faith judgment. The foregoing notwithstanding, if Holder advises the Board of Directors in writing that Holder disagrees with such determination, then the Company and Holder shall promptly agree upon a reputable investment banking firm to undertake such valuation. If the valuation of such investment banking firm is greater than that determined by the Board of Directors, then all fees and expenses of such investment banking firm shall be paid by the Company. In all other circumstances, such fees and expenses shall be paid by Holder.

1.5 Delivery of Shares and New Warrant. Promptly after Holder exercises or converts this warrant, the Company shall deliver to Holder a stock certificate representing the number of Shares purchased and, if this warrant has not been fully exercised or converted and has not expired, a new warrant representing the right to purchase the Shares not so acquired.

1.6 Replacement of Warrants. On receipt of evidence reasonably satisfactory to the Company of the loss, theft, destruction or mutilation of this warrant and, in the case of loss, theft or destruction, on delivery of an indemnity agreement reasonably satisfactory in form and amount to the Company or, in the case of mutilation, on surrender and cancellation of this warrant, the Company at its expense shall execute and deliver, in lieu of this warrant, a new warrant of like tenor.

1.7 Repurchase on Sale, Merger, or Consolidation of the Company.

1.7.1 “Acquisition.” For the purpose of this warrant, “Acquisition” means any sale, license, or other disposition of all or substantially all of the assets (including intellectual property) of the Company to an unaffiliated third party (provided however, if there’s an Acquisition to an affiliated third party, the affiliated third party shall assume this warrant on the existing terms and conditions), or any reorganization, consolidation, or merger of the Company where the holders of the Company’s securities before the transaction beneficially own less than 50% of the outstanding voting securities of the surviving entity or its parent after the transaction.

1.7.2 Assumption of Warrant. If upon the closing of any Acquisition the successor entity assumes the obligations of this warrant, then this warrant shall be exercisable for the same securities, cash, and property as would be payable for the Shares issuable upon exercise of the unexercised portion of this warrant as if such Shares were outstanding on the record date for the Aquisition and subsequent closing. The Warrant Price shall be adjusted accordingly. The Company shall use reasonable efforts to cause the surviving corporation to assume the obligations of this warrant.

1.7.3 Nonassumption. If upon the closing of any Acquisition the successor entity does not assume the obligations of this warrant and Holder has not otherwise exercised this warrant in full, then Holder shall have the option to deem this warrant to have been automatically converted pursuant to Section 1.2 and thereafter Holder shall participate in the Acquisition on the same terms as other holders of the same class of securities of the Company.

ARTICLE 2. ADJUSTMENTS TO THE SHARES.

2.1 Splits, Etc. If the Company declares or pays a dividend on its Shares payable in Shares, or other securities, or subdivides the outstanding Shares into a greater amount of Shares, then upon exercise of this warrant, for each Share acquired, Holder shall receive, without cost to Holder, the total number and kind of securities to which Holder would have been entitled had Holder owned the Shares of record as of the date the dividend or subdivision occurred.

2.2 Reclassification, Exchange or Substitution. Upon any reclassification, exchange, substitution, or other event that results in a change of the number and/or class of the securities issuable upon exercise or conversion of this warrant, Holder shall be entitled to receive, upon exercise or conversion of this warrant, the number and kind of securities and property that Holder would have received for the Shares if this warrant had been exercised immediately before such reclassification, exchange, substitution, or other event. The Company or its successor shall promptly issue to Holder a new warrant for such new securities or other property. The new warrant shall provide for adjustments which shall be as nearly equivalent as may be practicable to the adjustments provided for in this Article 2 including, without limitation, adjustments to the Warrant Price and to the number of securities or property issuable upon exercise of the new warrant. The provisions of this Section 2.2 shall similarly apply to successive reclassifications, exchanges, substitutions, or other events.

2.3 Adjustments for Combinations, Etc. If the outstanding Shares are combined or consolidated, by reclassification or otherwise, into a lesser number of Shares, the Warrant Price shall be proportionately increased and the number of Shares subject to purchase under this warrant shall be proportionately decreased.

2.4 Adjustments for Diluting Issuances. The Warrant Price and the number of Shares issuable upon exercise of this warrant shall be subject to adjustment, from time to time, in the manner set forth on Exhibit A, if attached, in the event of Diluting Issuances (as defined on Exhibit A).

2.5 No Impairment. The Company shall not, by amendment of its Certificate of Incorporation or through a reorganization, transfer of assets, consolidation, merger, dissolution, issue, or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed under this warrant by the Company, but shall at all times in good faith assist in carrying out all the provisions of this Article 2 and in taking all such action as may be necessary or appropriate to protect Holder’s rights under this Article against impairment. If the Company takes any action affecting the Shares other than as described above (other than actions in the ordinary course of business) that adversely affects Holder’s rights under this warrant, the Warrant Price shall be adjusted downward and the number of Shares issuable upon exercise of this warrant shall be adjusted upward in such a manner that the aggregate Warrant Price of this warrant is unchanged.

2.6 Certificate as to Adjustments. Upon each adjustment of the Warrant Price, the Company at its expense shall promptly compute such adjustment, and furnish Holder with a certificate of its Chief Financial Officer setting forth such adjustment and the facts upon which such adjustment is based. The Company shall, upon written request, furnish Holder a certificate setting forth the Warrant Price in effect upon the date thereof and the series of adjustments leading to such Warrant Price.

ARTICLE 3. REPRESENTATIONS AND COVENANTS OF THE COMPANY.

3.1 Representations and Warranties. The Company hereby represents and warrants to the Holder as follows:

(a) The initial Warrant Price referenced on the first page of this warrant is not greater than the fair market value of the partnership units in the Borrower on the date of its last equity round.

(b) All Shares which may be issued upon the exercise of the purchase right represented by this warrant, and all securities, if any, issuable upon conversion of the Shares, shall, upon issuance, be duly authorized, validly issued, fully paid and nonassessable, and free of any liens and encumbrances except for restrictions on transfer provided for herein or under applicable federal and state securities laws.

(c) The Company’s capitalization table attached to this warrant is true and complete as of the Issue Date.

(d) Upon exercise of this warrant, Holder will become the owner of the Shares with all the rights and obligations of a common shareholder of the Company.

3.2 Notice of Certain Events. If the Company proposes at any time (a) to declare any dividend or distribution upon its Shares, whether in cash, property, Shares, or other securities whether or not a regular cash dividend; (b) to offer for subscription pro rata to the holders of any class or series of its Shares any additional Shares of any class or series or other rights; (c) to effect any reclassification or recapitalization of Shares; or (d) to merge or consolidate with or into any other corporation, or sell, lease, license, or convey all or substantially all of its assets, or to liquidate, dissolve or wind up, then, in connection with each such event, the Company shall give Holder (1) at least 20 days prior written notice of the date on which a record will be taken for such dividend, distribution, or subscription rights (and specifying the date on which the holders of Shares will be entitled thereto) or for determining rights to vote, if any, in respect of the matters referred to in (a) and (b) above; and (2) in the case of the matters referred to in (c) and (d) above at least 20 days prior written notice of the date when the same will take place (and specifying the date on which the holders of Shares will be entitled to exchange their Shares for securities or other property deliverable upon the occurrence of such event).

3.3 Information Rights. So long as the Holder holds this warrant and/or any of the Shares, the Company shall deliver to the Holder (a) promptly after mailing, copies of all communiques to the shareholders of the Company, (b) within one hundred twenty (120) days after the end of each fiscal year of the Company, the annual audited financial statements of the Company certified by independent public accountants of recognized standing and (c) within forty-five (45) days after the end of each of the first three quarters of each fiscal year, the Company’s quarterly, unaudited financial statements.

ARTICLE 4.MISCELLANEOUS.

4.1 Term: Notice of Expiration. This warrant is exercisable in whole or in part, at any time and from time to time on or before the Expiration Date set forth above; provided, however, that if the Company completes an initial public offering within the three-year period immediately prior to the Expiration Date, the Expiration Date shall automatically be extended until the third anniversary of the effective date of Company’s initial public offering. If this warrant has not been exercised prior to the Expiration Date, this warrant shall be deemed to have been automatically exercised on the Expiration Date by “cashless” conversion pursuant to Section 1.2.

4.2 Legends. This warrant shall be imprinted with a legend in substantially the following form:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR PURSUANT TO RULE 144 OR AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY AND ITS COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED.

4.3 Compliance with Securities Laws on Transfer. This warrant and the Shares issuable upon exercise of this warrant (and the securities issuable, directly or indirectly, upon conversion of the Shares, if any) may not be transferred or assigned in whole or in part without compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of investment representation letters and legal opinions reasonably satisfactory to the Company). The Company shall not require Holder to provide an opinion of counsel if the transfer is to an affiliate of Holder or if there is no material question as to the availability of current information as referenced in Rule 144(c), Holder represents that it has complied with Rule 144(d) and (e) in reasonable detail, the selling broker represents that it has complied with Rule 144(f), and the Company is provided with a copy of Holder’s notice of proposed sale.

4.4 Transfer Procedure. Subject to the provisions of Section 4.3, Holder may transfer all or part of this warrant or the Shares issuable upon exercise of this warrant (or the securities issuable, directly or indirectly, upon conversion of the Shares, if any) by giving the Company notice of the portion of the warrant being transferred setting forth the name, address and taxpayer identification number of the transferee and surrendering this warrant to the Company for reissuance to the transferee(s) (and Holder, if applicable); provided, however, that Holder may transfer all or part of this warrant to its affiliates, including, without limitation, Comerica Incorporated, at any time without notice to the Company, and such affiliate shall then be entitled to all the rights of Holder under this warrant and any related agreements, and the Company shall cooperate fully in ensuring that any Shares issued upon exercise of this warrant are issued in the name of the affiliate that exercises the warrant. The terms and conditions of this warrant shall inure to the benefit of, and be binding upon, the Company and the holders hereof and their respective permitted successors and assigns. Unless the Company is filing financial information with the SEC pursuant to the Securities Exchange Act of 1934, the Company shall have the right to refuse to transfer any portion of this warrant to any person who directly or indirectly competes with the Company.

4.5 Notices. All notices and other communications from the Company to the Holder, or vice versa, shall be deemed delivered and effective when given personally or mailed by first-class registered or certified mail, postage prepaid, at such address as may have been furnished to the Company or the Holder, as the case may be, in writing by the Company or such Holder from time to time. All notices to the Holder shall be addressed as follows:

Comerica Bank-California
Attn: Warrant Administrator
Technology and Life Sciences Division
P.O. Box 7279
San Francisco, CA 94120-7279

4.6 Waiver. This warrant and any term hereof may be changed, waived, discharged or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

4.7 Attorneys’ Fees. In the event of any dispute between the parties concerning the terms and provisions of this warrant, the party prevailing in such dispute shall be entitled to collect from the other party all costs incurred in such dispute, including reasonable attorneys’ fees.

4.8 Governing Law. This warrant shall be governed by and construed in accordance with the laws of the State of California, without giving effect to its principles regarding conflicts of law.

4.9 Market Standoff Agreement. In connection with the initial public offering of the Company’s securities and upon request of the Company or the underwriters managing such offering of the Company’s securities, by accepting this Warrant, the Holder (and its affiliates) agrees not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of this Warrant and/or the Shares (other than those included in the registration) other than to its affiliates, without the prior written consent of the Company or such underwriters, as the case may be, for such period of time (not to exceed 180 days) from the effective date of such registration as may be requested by the Company or such managing underwriters and to execute an agreement reflecting the foregoing as may be requested by the underwriters at the time of the Company’s initial public offering; provided however, that all stockholders of the Company holding at least as many shares of the Company’s capital stock as may be obtained upon exercise of this Warrant shall have also signed such a market standoff agreement.

MACRO HOLDING, INC.

By:	/s/ S. Lanham Napier
Name:	S. Lanham Napier
Title:	President, CFO

By:	/s/ Graham Weston
Name:	Graham Weston
Title:	Co-Chairman, CEO

Authorized signatories under Corporate Resolutions to Borrow or an authorized signer(s) under a resolution covering warrants must sign the warrant.

APPENDIX 1

NOTICE OF EXERCISE

1. The undersigned hereby elects of purchase                      Shares of common stock of Macro Holding, Inc. pursuant to the terms of attached warrant, and tenders herewith payment of the purchase price of such Shares in full.

1. The undersigned hereby elects to convert the attached warrant into Shares in the manner specified in the warrant. This conversion is exercised with respect to                      of the Shares covered by the warrant.

[Strike paragraph that does not apply.]

2. The undersigned represents it is acquiring the Shares solely for its own account and not as a nominee for any other party and not with a view toward the resale or distribution thereof except in compliance with applicable securities laws.

COMERICA BANK-CALIFORNIA or
Registered Assignee

(Signature)

(Date)

EXHIBIT A

COMERICA BANK-CALIFORNIA

ANTI-DILUTION AGREEMENT

This Anti-dilution Agreement is entered into as of July 12, 2002, by and between Comerica Bank-California (“Purchaser”) and Macro Holding, Inc. (“the Company”).

RECITALS

A. Concurrently with the execution of this Anti-dilution Agreement, the Purchaser is acquiring from the Company a Warrant to Purchase Shares of Common Stock (the “Warrant”) pursuant to which Purchaser has the right to acquire from the Company Shares of the Company’s Common Stock (the “Shares”).

B. By this Anti-dilution Agreement, the Purchaser and the Company desire to set forth the adjustment in the number of Shares issuable upon exercise of the Warrant as a result of a Diluting Issuance (as defined below).

C. Capitalized terms used herein shall have the same meaning as set forth in the Warrant.

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions hereinafter set forth, the parties hereto mutually agree as follows:

1. Definitions. As used in this Anti-dilution Agreement, the following terms have the following respective meanings:

(a) “Option” means any right, option or warrant to subscribe for, purchase or otherwise acquire Shares or Convertible Securities of the Company.

(b) “Convertible Securities” means any evidences of indebtedness, Shares of ownership interest or other securities directly or indirectly convertible into or exchangeable for Shares.

(c) “Issue” means to grant, issue, sell, assume or fix a record date for determining persons entitled to receive any security (including Options), whichever of the foregoing is the first to occur.

(d) “Additional Shares” means all Shares (including reissued Shares) Issued (or deemed to be issued pursuant to Section 2) after the date of the Warrant. Additional Shares does not include, however, any Shares Issued in a transaction described in Sections 2.1 and 2.2 of the Warrant; any Shares Issued upon conversion of Convertible Securities outstanding on the date of the Warrant; the Shares; or Shares Issued as incentive or in a nonfinancing transaction to employees, officers, directors or consultants to the Company.

2. Deemed Issuance of Additional Shares. The Shares ultimately Issuable upon exercise of an Option (including the Shares ultimately Issuable upon conversion or exercise of a Convertible Security Issuable pursuant to an Option) are deemed to be Issued when the Option is Issued. The Shares ultimately Issuable upon conversion or exercise of a Convertible Security (other than a Convertible Security Issued pursuant to an Option) shall be deemed Issued upon Issuance of the Convertible Security. The maximum amount of Shares Issuable is determined without regard to any future adjustments permitted under the instrument creating the Options or Convertible Securities.

3. Adjustment of Warrant Price for Diluting Issuances.

3.1 Full Ratchet Adjustment During First 12 Months. If the Company issues Additional Shares after the date of the Warrant but prior to the first anniversary of the issuance of the Warrant and the consideration per Additional Share (determined pursuant to Section 9) is less than the Warrant Price in effect before such Issue (“First Year Diluting Issuance”), the Warrant Price in effect immediately before such Issue shall be reduced concurrently with such Issue, to a price equal to the consideration per Additional Share received by the Company as a result of such First Year Diluting Issuance.

3.2 Weighted Average Adjustment After 12 Months. If the Company issues Additional Shares after the first anniversary date of the Warrant and the consideration per Additional Share (determined pursuant to Section 9) is less than the Warrant Price in effect immediately before such Issue (a “Diluting Issuance”), the Warrant Price in effect immediately before such Issue shall be reduced, concurrently with such Issue, to a price (calculated to the nearest hundredth of a cent) determined by multiplying the Warrant Price by a fraction:

(a) the numerator of which is the amount of Shares outstanding immediately before such Issue plus the amount of Shares that the aggregate consideration received by Company for the Additional Shares would purchase at the Warrant Price in effect immediately before such Issue, and

(b) the denominator of which is the amount of Shares outstanding immediately before such Issue plus the number of such Additional Shares.

3.3 Adjustment of Number of Shares. Upon each adjustment of the Warrant Price, the number of Shares Issuable upon exercise of the Warrant shall be increased to equal the quotient obtained by dividing (a) the product resulting from multiplying (i) the number of Shares Issuable upon exercise of the Warrant and (ii) the Warrant Price, in each case as in effect immediately before such adjustment, by (b) the adjusted Warrant Price.

3.4 Securities Deemed Outstanding. For the purpose of this Section 3, all Shares Issuable upon exercise of any outstanding Convertible Securities or Options, Warrants, or other rights to acquire securities of the Company shall be deemed to be outstanding.

4. No Adjustment for Issuances Following Deemed Issuances. No adjustment to the Warrant Price shall be made upon the exercise of Options or conversion of Convertible Securities.

5. Adjustment Following Changes in Terms of Options or Convertible Securities. If the consideration payable to, or the amount of Shares Issuable by, the Company increases or decreases, respectively, pursuant to the terms of any outstanding Options or Convertible Securities, the Warrant Price shall be recomputed to reflect such increase or decrease. The recomputation shall be made as of the time of the Issuance of the Options or Convertible Securities. Any changes in the Warrant Price that occurred after such Issuance because other Additional Shares were Issued or deemed Issued shall also be recomputed.

6. Recomputation Upon Expiration of Options or Convertible Securities. The Warrant Price computed upon the original Issue of any Options or Convertible Securities, and any subsequent adjustments based thereon, shall be recomputed when any Options or rights of conversion under

Convertible Securities expire without having been exercised. In the case of Convertible Securities or Options for Shares, the Warrant Price shall be recomputed as if the only Additional Shares Issued were the Shares actually Issued upon the exercise of such securities, if any, and as if the only consideration received therefor was the consideration actually received upon the Issue, exercise or conversion of the Options or Convertible Securities. In the case of Options for Convertible Securities, the Warrant Price shall be recomputed as if the only Convertible Securities Issued were the Convertible Securities actually Issued upon the exercise thereof, if any, and as if the only consideration received therefor was the consideration actually received by the Company (determined pursuant to Section 9), if any, upon the Issue of the Options for the Convertible Securities.

7. Limit on Readjustments. No readjustment of the Warrant Price pursuant to Section 5 or 6 shall increase the Warrant Price more than the amount of any decrease made in respect of the Issue of any Options or Convertible Securities.

8. 30 Day Options. In the case of any Options that expire by their terms not more than 20 days after the date of Issue thereof, no adjustment of the Warrant Price shall be made until the expiration or exercise of all such Options.

9. Computation of Consideration. The consideration received by the Company for the Issue of any Additional Shares shall be computed as follows:

(a) Cash shall be valued at the amount of cash received by the Company, excluding amounts paid or payable for accrued interest or accrued dividends.

(b) Property. Property, other than cash, shall be computed at the fair market value thereof at the time of the Issue as determined in good faith by the Board of Directors of the Company.

(c) Mixed Consideration. The consideration for Additional Shares Issued together with other property of the Company for consideration that covers both shall be determined in good faith by the Board of Directors.

(d) Options and Convertible Securities. The Consideration per Additional Share for Options and Convertible Securities shall be determined by dividing:

(i) the total amount, if any, received or receivable by the Company for the Issue of the Options or Convertible Securities, plus the minimum amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Company upon exercise of the Options or conversion of the Convertible Securities, by

(ii) the maximum amount of Shares (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) ultimately Issuable upon the exercise of such Options or the conversion of such Convertible Securities.

10. General.

10.1 Governing Law. This Anti-dilution Agreement shall be governed in all respects by the laws of the State of California as such laws are applied to agreements between California residents entered into and to be performed entirely within California.

10.2 Successors and Assigns. Except as otherwise expressly provided herein, the provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties hereto.

10.3 Entire Agreement. Except as set forth below, this Anti-dilution Agreement and the other documents delivered pursuant hereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.

10.4 Notices, etc. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by first class mail, postage prepaid, certified or registered mail, return receipt requested, addressed (a) if to Purchaser at Purchaser’s address as set forth below, or at such other address as Purchaser shall have furnished to the Company in writing, or (b) if to the Company, at the Company’s address set forth below, or at such other address as the Company shall have furnished to the Purchaser in writing.

10.5 Severability. In case any provision of this Anti-dilution Agreement shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions of this Anti-dilution Agreement shall not in any way be affected or impaired thereby.

10.6 Titles and Subtitles. The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Anti-dilution Agreement.

10.7 Counterparts. This Anti-dilution Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

PURCHASER		ISSUER

COMERICA BANK-CALIFORNIA		MACRO HOLDING, INC.

By:	/s/ David S. McLaughlin	By:	/s/ S. Lanham Napier
Name:	David S. McLaughlin	Name:	S. Lanham Napier
Title:	AVP	Title:	President, CFO

Address:		Address:

Comerica Bank-California		Macro Holding, Inc.
Attn: Warrant Administrator		112 E. Pecan, Suite 600
Technology and Life Sciences Division		San Antonio, TX 78205
P.O. Box 7279		Attn: Graham Weston
San Francisco, CA 94120-7279